Post-Qualification Amendment No. 1

File No. 024-12688

EXPLANATORY NOTE

This Post-Qualification Amendment No. 1 to the Offering Statement on Form 1-A (File No. 024-12688) (the “Offering Statement”) filed by Daré Bioscience, Inc. is being filed to include as an exhibit the consent of Haskell & White LLP to the use of its report dated March 26, 2026 with respect to the financial statements of Daré Bioscience, Inc. included in the Offering Statement, and to otherwise update the exhibits in the exhibit index.

EXHIBIT INDEX

Exhibits not filed or furnished herewith are incorporated by reference to exhibits previously filed with the SEC, as reflected in the table below.

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
UNDERWRITING AGREEMENT
1.1	Selling Agency Agreement, dated January 5, 2026, between Daré Bioscience, Inc. and Digital Offering, LLC	8-K	001-36395	01/29/2026	1.1
CHARTER AND BYLAWS
2.1	Restated Certificate of Incorporation, as amended to date	10-Q	001-36395	08/12/2024	3.1
2.2	Third Amended and Restated By-Laws (as amended through January 24, 2023)	10-Q	001-36395	5/14/2024	3.1
2.3	Certificate of Designation of Series A Convertible Preferred Stock	8-K	001-36395	01/29/2026	3.1
INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS
3.1	Specimen stock certificate evidencing the shares of common stock	10-K	001-36395	03/28/2018	4.1
3.2	Warrant Agreement to purchase shares of common stock of the registrant with Aquilo Partners, L.P., entered into as of October 16, 2016.	10-K	001-36395	03/31/2022	4.2
3.3	Form of common stock purchase warrants issued on September 1, 2023	8-K	001-36395	08/30/2023	4.1
3.4	Form of common stock purchase warrants issued on December 21, 2023	10-K	001-36395	03/28/2024	4.4
3.5	Description of securities of the registrant	10-K	001-36395	03/27/2020	4.6
3.6	Form of Investor Warrant	8-K	001-36395	01/29/2026	4.1
3.7	Form of Agent Unit Warrant	8-K	001-36395	01/29/2026	4.2
3.8	Form of Agent Common Warrant (included in Exhibit 3.7)	8-K	001-36395	01/29/2026	4.3
SUBSCRIPTION AGREEMENT
4.1	Form of Subscription Agreement	8-K	001-36395	01/29/2026	10.1
MATERIAL CONTRACTS
6.1(a)+	Exclusive License Agreement dated March 31, 2022 between Organon International GmbH and Dare Bioscience, Inc., effective as of June 30, 2022	10-Q	001-36395	05/12/2022	10.1

6.1(b)+	First Amendment to License Agreement by and between Organon International GmbH and Dare Bioscience, Inc. entered into as of July 4, 2023	10-Q	001-36395	11/09/2023	10.2
6.2+	Consent, Waiver and Stand-By License Agreement, dated March 30, 2022, by and among TriLogic Pharma, LLC, and MilanaPharm LLC, Dare Bioscience, Inc., and Organon International GmbH.	10-Q	001-36395	05/12/2022	10.2
6.3Δ	License and Collaboration Agreement dated February 11, 2018 between Daré Bioscience, Inc., Strategic Science and Technologies-D, LLC and Strategic Science Technologies, LLC	10-K/A	001-36395	04/30/2018	10.1
6.4Δ	License Agreement dated March 19, 2017, between Daré Bioscience Operations, Inc. and ADVA-Tec, Inc.	10-Q	001-36395	11/13/2017	10.1
6.5Δ	Exclusive License Agreement made as April 24, 2018 by and between Catalent JNP, Inc. (fka Juniper Pharmaceuticals, Inc.), and Daré Bioscience, Inc.	10-Q	001-36395	8/13/2018	10.1
6.6(a)Δ	Amended and Restated Exclusive License Agreement for Atrophic Vaginitis Technology, effective as of July 14, 2006, dated August 15, 2007, by and between Fred Mermelstein, Ph.D., and Janet Chollet, M.D., and Pear Tree Women’s Health Care, Inc.	10-Q	001-36395	8/13/2018	10.5
6.6(b)Δ	Amendment No. 1 to the Amended and Restated Exclusive License Agreement, dated as of October 10, 2007, by and among Fred Mermelstein, Ph.D. and Janet Chollet, M.D., and Pear Tree Pharmaceuticals, Inc.	10-Q	001-36395	8/13/2018	10.6
6.6(c)Δ	Amendment No. 2 to the Amended and Restated Exclusive License Agreement, dated as of February 13, 2017, by and among Fred Mermelstein, Ph.D., and Janet Chollet, M.D., Pear Tree Pharmaceuticals, Inc. and Bernadette Klamerus	10-Q	001-36395	8/13/2018	10.7
6.6(d)+	Amendment No. 3 to the Amended and Restated Exclusive License Agreement, effective as of February 13, 2017, by and among Fred Mermelstein, Ph.D., and Janet Chollet, M.D., Pear Tree Pharmaceuticals, Inc. and Bernadette Klamerus	10-K	001-36395	3/30/2023	10.6(d)
6.6(e)Δ	Exclusive License Agreement, dated as of February 13, 2017, by and between GYN Holdings, Inc., a wholly-owned subsidiary of Pear Tree Pharmaceuticals, Inc. and Bernadette Klamerus	10-Q	001-36395	8/13/2018	10.8

6.6(f)Δ	Exclusive License Agreement, effective as of September 15, 2017, by and between Fred Mermelstein, Ph.D., Janet Chollet, M.D., Pear Tree Pharmaceuticals, Inc., and Stephen C. Rocamboli	10-Q	001-36395	8/13/2018	10.9
6.7(a)Δ	Assignment Agreement by and between Daré Bioscience, Inc. and Hammock Pharmaceuticals, Inc. effective as of December 5, 2018	10-K	001-36395	04/01/2019	10.10(a)
6.7(b)Δ	First Amendment to the License Agreement effective as of December 5, 2018 by and among Daré Bioscience, Inc., TriLogic Pharma, LLC and MilanaPharm LLC	10-K	001-36395	04/01/2019	10.10(b)
6.7(c)	Amendment No. 1 to Assignment Agreement entered into as of December 4, 2019 between Daré Bioscience, Inc. and Hammock Pharmaceuticals, Inc.	10-K	001-36395	03/27/2020	10.10(c)
6.7(d)	Amendment No. 2 to the License Agreement entered into as of December 3, 2019 between Daré Bioscience, Inc., TriLogic Pharma, LLC and MilanaPharm LLC	10-K	001-36395	03/27/2020	10.10(d)
6.7(e)	Amendment to License Agreement effective as of September 21, 2021 by and among Daré Bioscience, Inc., TriLogic Pharma, LLC and MilanaPharm LLC	10-Q	001-36395	11/10/2021	10.1
6.8+	Cooperative Research and Development Agreement entered into as of July 8, 2021 between Daré Bioscience, Inc. and the Eunice Kennedy Shriver National Institutes of Child Health and Human Development Institute	10-Q	001-36395	11/10/2021	10.2
6.9+	License Agreement dated as of August 12, 2023 between Douglas Pharmaceuticals Limited and Daré Bioscience, Inc.	10-K	001-36395	03/31/2025	10.10
6.10+	Grant Agreement between Daré Bioscience, Inc. and the Bill & Melinda Gates Foundation effective as of June 30, 2021, as amended to date	10-K	001-36395	03/26/2026	10.10
6.11+	Grant Agreement between Daré Bioscience, Inc. and the Bill & Melinda Gates Foundation effective as of November 11, 2024, as amended to date	10-Q	001-36395	11/13/2025	10.3
6.12+	Subaward Agreement between the Consortium Management Firm, National Collegiate Inventors and Innovators Alliance, Inc. d/b/a/ VentureWell and Daré Bioscience, Inc., effective as of October 12, 2024	10-K	001-36395	03/31/2025	10.13

6.13	Royalty Interest Financing Agreement entered into as of December 21, 2023 between Dare Bioscience, Inc. and United in Endeavor, LLC	10-K	001-36395	03/28/2024	10.12
6.14	Purchase Agreement, dated October 21, 2024, by and between Daré Bioscience, Inc. and Lincoln Park Capital Fund, LLC	8-K	001-36395	10/21/2024	10.1
6.15	Registration Rights Agreement, dated October 21, 2024, by and between Daré Bioscience, Inc. and Lincoln Park Capital Fund, LLC	8-K	001-36395	10/21/2024	10.2
6.16+	Traditional Royalty Purchase Agreement between Daré Bioscience, Inc. and XOMA (US) LLC, dated as of April 29, 2024	10-Q	001-36395	08/12/2024	10.1
6.17+	Synthetic Royalty Purchase Agreement between Daré Bioscience, Inc. and XOMA (US) LLC, dated as of April 29, 2024	10-Q	001-36395	08/12/2024	10.2
6.18(a)*	Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	8-K	001-36395	7/12/2018	10.1
6.18(b)*	Form of Incentive Stock Option Agreement for grants under the Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	10-Q	001-36395	8/13/2018	10.3
6.18(c)*	Form of Nonstatutory Stock Option Agreement for grants under the Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	10-Q	001-36395	8/13/2018	10.4
6.19(a)*	Daré Bioscience, Inc. 2022 Stock Incentive Plan	10-Q	001-36395	8/12/2024	10.7
6.19(b)*	Amendment No. 1 to Daré Bioscience, Inc. 2022 Stock Incentive Plan	8-K	001-36395	7/9/2025	10.1
6.19(c)*	Form of Incentive Stock Option Agreement for Grants under the Daré Bioscience, Inc. 2022 Stock Incentive Plan	8-K	001-36395	6/24/2022	10.1(b)
6.19(d)*	Form of Nonstatutory Stock Option Agreement for Grants under the Daré Bioscience, Inc. 2022 Stock Incentive Plan	8-K	001-36395	6/24/2022	10.1(c)
6.20*	Daré Bioscience, Inc. Performance Bonus Plan, as amended	10-Q	001-36395	11/9/2023	10.3
6.21*	Form of indemnification agreement between the registrant and each of its executive officers and directors	S-1	333-194442	03/10/2014	10.16
6.22*	Amended and Restated Non-Employee Director Compensation Policy (as amended through January 28, 2025)	10-Q	001-36395	05/13/2025	10.1
6.23(a)*	Employment Agreement by and between Daré Bioscience, Inc. and Sabrina Martucci Johnson dated as of August 15, 2017	8-K	001-36395	08/18/2017	10.1

6.23(b)*	Amendment No. 1 to Employment Agreement between Daré Bioscience, Inc. and Sabrina Martucci Johnson dated as of March 9, 2020	10-Q	001-36395	05/14/2020	10.13(b)
6.23(c)*	Amendment No. 2 to Employment Agreement between Daré Bioscience, Inc. and Sabrina Martucci Johnson, dated as of May 20, 2024	10-Q	001-36395	08/12/2024	10.5
6.24*	Daré Bioscience, Inc. Change in Control Policy (as amended on April 29, 2024)	10-Q	333-251599	08/12/2024	10.6
PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION, OR SUCCESSION
7.1§Δ	Agreement and Plan of Merger, dated as of April 30, 2018, by and among Daré Bioscience, Inc., Daré Merger Sub, Inc., Pear Tree Pharmaceuticals, Inc., and Fred Mermelstein and Stephen C. Rocamboli, as Holders’ Representatives	10-Q	001-36395	8/13/2018	10.10
7.2+	Agreement and Plan of Merger, dated November 10, 2019, Dare Bioscience, Inc., MC Merger Sub, Inc., Microchips Biotech, Inc., and Shareholder Representative Services LLC, as the stockholders’ representative	8-K	001-36395	11/12/2019	2.1
ESCROW AGREEMENTS
8.1	Form of Escrow Agreement among Daré Bioscience, Inc., Digital Offering, LLC, and Wilmington Trust, N.A.	1-A/A	024-12688	12/29/2025	8.1
LETTER RE CHANGE IN CERTIFYING ACCOUNTANT
9.1	Letter from Mayer Hoffman McCann P.C. dated August 10, 2023	8-K	001-36395	8/10/2023	16.1
POWER OF ATTORNEY
10.1	Power of Attorney (included in the signature page of this Offering Statement)	1-A	024-12688	11/25/2025	10.1
CONSENTS
11.1	Consent of Haskell & White LLP	10-K	001-36395	03/26/2026	23.2
11.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 12.1)	1-A/A	024-12688	12/29/2025	12.1
OPINION RE LEGALITY
12.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP	1-A/A	024-12688	12/29/2025	12.1

+	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10). The omitted information is not material and would likely cause competitive harm to the Company if publicly disclosed.
Δ	Confidential treatment has been requested or granted to certain confidential information contained in this exhibit.
*	Management contract or compensatory plan or arrangement
§	All schedules (or similar attachments) have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this post qualification amendment to the offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 27, 2026.

Daré Bioscience, Inc.

By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson
Chief Executive Officer and President

This post qualification amendment to the offering statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sabrina Martucci Johnson	Chief Executive Officer, President, Secretary,	March 27, 2026
Sabrina Martucci Johnson	and Director

/s/ MarDee Haring-Layton	Chief Accounting Officer	March 27, 2026
MarDee Haring-Layton

*	Director	March 27, 2026
Jessica D. Grossman, M.D.

*	Director	March 27, 2026
Susan L. Kelley, M.D.

*	Director	March 27, 2026
Gregory W. Matz, CPA

*	Director	March 27, 2026
William H. Rastetter, Ph.D.

*	Director	March 27, 2026
Robin J. Steele, J.D., L.L.M.

* By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson
Attorney-in-fact

-7-